Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Registration No. 333-225030-01
March 30, 2020

Pricing Information

Oklahoma Gas And Electric Company

$300,000,000 3.250% Senior Notes, Series due April 1, 2030

Issuer	Oklahoma Gas and Electric Company
Ratings (Moody’s / S&P / Fitch)*	A3 (Stable) / A- (Stable) / A (Stable)
Principal Amount	$300,000,000
Collateral Type	Senior Unsecured Notes
Format	SEC Registered
Trade Date	March 30, 2020
Settlement Date (T+2)	April 1, 2020
Maturity	April 1, 2030
Interest Payment Dates	Semi-annual payments on April 1 and October 1 of each year, beginning October 1, 2020
Optional Redemption Provisions Make Whole Call Par Call	T + 40 bps (at any time before October 1, 2029) At any time on or after October 1, 2029
Benchmark Treasury	1.500% due February 15, 2030
Benchmark Treasury Yield	0.656%
Spread to Benchmark Treasury	T + 260 bps
Reoffer Yield	3.256%
Coupon	3.250%
Price to Public	99.949% of the principal amount
CUSIP / ISIN	678858BV2 / US678858BV24
Joint Book-Running Managers	Mizuho Securities USA LLC
RBC Capital Markets, LLC Wells Fargo Securities, LLC
Co-managers	KeyBanc Capital Markets Inc.
Morgan Stanley & Co. LLC
BOK Financial Securities, Inc.

BOK Financial Securities, Inc., one of the underwriters, is an affiliate of BOKF, NA, the Trustee under the Indenture.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC at (866) 271-7403, RBC Capital Markets, LLC (866) 375-6829 and Wells Fargo Securities, LLC at (800) 645-3751.